Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 14, 2021, with respect to the consolidated financial statements of Nexters Global Ltd, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ JSC “KPMG”

Moscow, Russia

July 6, 2021